ASSET PURCHASE AGREEMENT


                         dated as of


                      January 31, 1995


                       by and between


           CUSTOM COATING & LAMINATING CORPORATION


                             and


                        FURON COMPANY

                      TABLE OF CONTENTS

                                                        Page


ARTICLE 1
PURCHASE AND SALE OF ASSETS . . . . . . . . . . . . . . .  1
     1.1  Transfer of Assets. . . . . . . . . . . . . . .  1
          1.1.1  Personal Property. . . . . . . . . . . .  2
          1.1.2  Inventory. . . . . . . . . . . . . . . .  2
          1.1.3  Real Property. . . . . . . . . . . . . .  2
          1.1.4  Accounts Receivable and Prepayments. . .  2
          1.1.5  Cash and Cash Equivalents. . . . . . . .  2
          1.1.6  Intellectual Property. . . . . . . . . .  2
          1.1.7  Sales Materials. . . . . . . . . . . . .  3
          1.1.8  Books and Records. . . . . . . . . . . .  3
          1.1.9  Assigned Contracts . . . . . . . . . . .  3
          1.1.10 Insurance from Destroyed or Damaged
                 Assets . . . . . . . . . . . . . . . . .  3
          1.1.11 Permits. . . . . . . . . . . . . . . . .  4
          1.1.12 Goodwill . . . . . . . . . . . . . . . .  4
     1.2  Excluded Assets . . . . . . . . . . . . . . . .  4

ARTICLE 2
CLOSING/ESCROW/PURCHASE PRICE/
ASSUMPTION OF LIABILITIES . . . . . . . . . . . . . . . .  4
     2.1  The Closing . . . . . . . . . . . . . . . . . .  4
     2.2  Escrow. . . . . . . . . . . . . . . . . . . . . 4A
     2.3  Purchase Price and Adjustment . . . . . . . . .  5
          2.3.1  Cash Portion of the Purchase Price . . .  5
          2.3.2  Post-Closing Adjustment to Cash
                 Portion. . . . . . . . . . . . . . . . .  5
          2.3.3  Earn-out Portion of the Purchase
                 Price. . . . . . . . . . . . . . . . . .  8
          2.3.4  Audit by Seller. . . . . . . . . . . . .  8
          2.3.5  Disposition. . . . . . . . . . . . . . . 10
     2.4  Instruments of Conveyance and Transfer. . . . . 10
     2.5  Assumption of Certain Liabilities . . . . . . . 10
     2.6  Non-Assumption of Liabilities . . . . . . . . . 11
     2.7  Tax Allocation. . . . . . . . . . . . . . . . . 11

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER. . . . . . . . . 12
     3.1  Organization, Corporate Power and Authority . . 12
     3.2  Authorization of Agreements . . . . . . . . . . 12
     3.3  No Breach . . . . . . . . . . . . . . . . . . . 12
     3.4  Governmental Approvals, Consents. . . . . . . . 13
     3.5  Permits . . . . . . . . . . . . . . . . . . . . 13
     3.6  Financial Statements; Changes . . . . . . . . . 13
     3.7  Tax Matters . . . . . . . . . . . . . . . . . . 14
     3.8  Contracts . . . . . . . . . . . . . . . . . . . 15
     3.9  Condition of Property, Title to Assets. . . . . 15
     3.10  Use of Real Property . . . . . . . . . . . . . 16
     3.11  Legal Proceedings and Claims . . . . . . . . . 16
     3.12  Dividends and Other Distributions. . . . . . . 16
     3.13  Insurance. . . . . . . . . . . . . . . . . . . 17
     3.14  Compliance with Law. . . . . . . . . . . . . . 17
     3.15  Employee Benefits. . . . . . . . . . . . . . . 17
     3.16  Employees. . . . . . . . . . . . . . . . . . . 19
     3.17  Accounts Receivable. . . . . . . . . . . . . . 20
     3.18  Inventory. . . . . . . . . . . . . . . . . . . 20
     3.19  Environmental Matters. . . . . . . . . . . . . 20
     3.20  No Brokers or Finders. . . . . . . . . . . . . 22

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . 23
     4.1  Organization, Corporate Power and Authority . . 23
     4.2  Authorization of Agreement. . . . . . . . . . . 23
     4.3  No Breach . . . . . . . . . . . . . . . . . . . 23
     4.4  Governmental Approvals, Consents. . . . . . . . 23
     4.5  No Brokers or Finders . . . . . . . . . . . . . 24
     4.6  Inspection of Properties. . . . . . . . . . . . 24

ARTICLE 6
COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . 24
     6.1  Title Commitment. . . . . . . . . . . . . . . . 24
     6.2  Seller's Covenant Not to Compete. . . . . . . . 24
          6.2.1  Restrictions . . . . . . . . . . . . . . 24
          6.2.2  Special Remedies and Enforcement . . . . 25
          6.2.3  Severability . . . . . . . . . . . . . . 25
     6.3  Employment. . . . . . . . . . . . . . . . . . . 25
     6.4  COBRA Coverage and Profit Sharing Plan. . . . . 26
          6.4.1  COBRA. . . . . . . . . . . . . . . . . . 26
          6.4.2  Profit Sharing Plan. . . . . . . . . . . 26
     6.5  Sales and Use Tax . . . . . . . . . . . . . . . 27
     6.6  Preservation of Confidentiality . . . . . . . . 27
     6.7  Removal of Underground Storage Tanks. . . . . . 28

ARTICLE 7
CONDITIONS OF PURCHASE. . . . . . . . . . . . . . . . . .28B
     7.1  General Conditions. . . . . . . . . . . . . . .28B
     7.2  Conditions to Obligations of Buyer. . . . . . . 29
     7.3  Conditions to Obligations of Seller . . . . . . 30

ARTICLE 8
[Reserved]. . . . . . . . . . . . . . . . . . . . . . . . 31

ARTICLE 9
INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . 31
     9.1  Obligations of Seller . . . . . . . . . . . . . 31
     9.2  Obligations of Buyer. . . . . . . . . . . . . . 33
     9.3  Procedure . . . . . . . . . . . . . . . . . . . 33
     9.4  Limitation on Certain Claims. . . . . . . . . . 35
     9.5  Payment . . . . . . . . . . . . . . . . . . . . 35
     9.6  Term. . . . . . . . . . . . . . . . . . . . . . 36

ARTICLE 10
GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . 36
     10.1  Amendments; Waivers. . . . . . . . . . . . . . 36
     10.2  Schedules; Exhibits; Integration . . . . . . . 36
     10.3  Best Efforts; Further Assurances . . . . . . . 36
     10.4  Governing Law. . . . . . . . . . . . . . . . . 37
     10.5  No Assignment. . . . . . . . . . . . . . . . . 37
     10.6  Headings . . . . . . . . . . . . . . . . . . . 37
     10.7  Counterparts . . . . . . . . . . . . . . . . . 37
     10.8  Publicity and Reports. . . . . . . . . . . . . 37
     10.9  Remedies Cumulative. . . . . . . . . . . . . . 37
     10.10  Parties in Interest . . . . . . . . . . . . . 38
     10.11  Notices . . . . . . . . . . . . . . . . . . . 38
     10.12  Expenses and Attorneys Fees . . . . . . . . . 39
     10.13  Survival. . . . . . . . . . . . . . . . . . . 39
     10.14  Specific Performance. . . . . . . . . . . . . 39

                  ASSET PURCHASE AGREEMENT

          This Asset Purchase Agreement (this "AGREEMENT") is entered into as of January 31, 1995, by and between Custom Coating & Laminating Corporation, a Massachusetts corporation ("SELLER"), and Furon Company, a California corporation ("BUYER").

                       R E C I T A L S

          WHEREAS, Seller owns or leases certain assets more particularly described in this Agreement, including both real and personal property, used by Seller in the manufacturing and sale of customized and standard specialty engineered products which rely on surface chemistry technology (the "BUSINESS"); and

          WHEREAS, Plantation Street Realty Nominee Trust
(the "TRUST"), a trust under a declaration of trust dated
December 28, 1984, and recorded with the Worcester District
Registry of Deeds, Book 8510, Page 333, owns certain real property leased by Seller and used in the Business;
and

          WHEREAS, Seller and the Trust desire to sell, and Buyer desires to purchase from Seller and the Trust, all of the assets related to the Business and Buyer is willing to assume certain specified liabilities of the Business, for the consideration and on the terms and conditions described herein.


                      A G R E E M E N T

          NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and intending to be legally bound, the parties agree as follows:


                          ARTICLE 1
                 PURCHASE AND SALE OF ASSETS

     1.1 TRANSFER OF ASSETS. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined below), Seller will sell, transfer, assign and deliver or cause to be sold, transferred, assigned and delivered, to Buyer, and Buyer will purchase from Seller and the Trust, all of Seller's and the Trust's right, title and interest in and to all of Seller's and the Trust's assets, rights and properties, of every kind or nature, which are used in or are related to the Business or are necessary for the operation of the Business as presently conducted (the "ASSETS"). The Assets include, but are not limited to, the following:

          1.1.1     PERSONAL PROPERTY.  All tangible
     personal property used in or related to the Business, including, but not limited to, fixtures, vehicles, machinery and equipment, furniture, tools and supplies (collectively, the "PERSONAL PROPERTY"); provided, however, that Personal Property does not include those certain art works and other personal effects of Roger
     P. Plourde or Michele Waddill listed or described in
     Section 1.1.1 of the Disclosure Schedule; a list of all Personal Property, as of October 31, 1994, is set forth in Section 1.1.1 of the Disclosure Schedule;

          1.1.2     INVENTORY.  Except as set forth in
     Section 1.2 below, all inventory of the Business, including, but not limited to, finished goods, work-in-process and raw materials (collectively, the "INVENTORY"), a list of which as of November 30, 1994 is set forth in Section 1.1.2 of the Disclosure
     Schedule;

          1.1.3     REAL PROPERTY.  All real property used
     in or related to the Business, including all fixtures and improvements attached thereto, and all rights appurtenant thereto which real property is more fully described (including, but not limited to, the legal descriptions thereof) in Section 1.1.3 of the Disclosure Schedule (the "REAL PROPERTY," the portion of the Real Property which is currently owned by the Trust shall be referred to herein as the "LEASED REAL
     PROPERTY");

          1.1.4     ACCOUNTS RECEIVABLE AND PREPAYMENTS.
     All accounts receivable (including, without limitation, all accounts receivable arising from sales prior to the Closing Date, even if the invoices relating to such sales have not been issued as of the Closing Date), notes receivable, prepaid items, credits, reserves and deposits paid by Seller, a list of which as of October 31, 1994 is set forth in Section 1.1.4 of the Disclosure Schedule;

          1.1.5     CASH AND CASH EQUIVALENTS.  All cash on
     hand and cash equivalents (including, but not limited to, bank accounts and temporary cash investments);

          1.1.6 INTELLECTUAL PROPERTY. All patents, trademarks and trade names, trademark and trade name registrations, service marks and service mark registrations, copyrights and copyright registrations, the applications therefor and the licenses with respect thereto, all unregistered intellectual property, all trade secrets, secret processes, confidential information and know-how, inventions, designs and improvements and any rights or claims relating to or deriving from any of the foregoing (collectively, the "INTELLECTUAL PROPERTY"), a list of which patents, trademarks and trade names, trademark and trade name registrations, service marks and service mark registrations, copyrights registrations, applications for any of the foregoing and licenses under which Seller is entitled to use any of the foregoing as of October 31, 1994 is set forth in Section 1.1.6 of the Disclosure Schedule;

          1.1.7     SALES MATERIALS.  All of Seller's sales
     data and information, customer lists, supplier lists, engineering and production records, mailing lists, catalogues, brochures, sales literature, promotional material, advertising material and other selling material;

          1.1.8     BOOKS AND RECORDS.  All books and
     records and all files, documents, papers and agreements (including, but not limited to, those contained in computerized storage media) pertaining to the Assets, the Assumed Liabilities (as defined below) or otherwise relating to the Business (excluding the corporate minute book, stock transfer ledger and other corporate records of Seller, copies of which will be available to Buyer at its request) (the "BUSINESS RECORDS"); provided, that Buyer shall for a period of five (5) years following the Closing (as defined below) maintain such Business Records and shall, at the written request of Seller provide to Seller or its representatives or successors at reasonable times access to and the right to make copies of such Business Records;

          1.1.9     ASSIGNED CONTRACTS.  All rights of
     Seller under all contracts, agreements, leases, licenses, sales orders, purchase orders or other legally binding commitments or instruments, whether or not in writing (collectively, "CONTRACTS"), guarantees and warranties from third parties, including but not limited to all Contracts listed on any section of the Disclosure Schedule and those Contracts entered into in the ordinary course of the Business through the Closing Date (the "ASSIGNED CONTRACTS");

          1.1.10    INSURANCE FROM DESTROYED OR DAMAGED
     ASSETS. All insurance proceeds from any insurance provider for any Asset that is destroyed or damaged after the date hereof and prior to the Closing, or any replacement property or asset actually acquired for such destroyed or damaged Asset;

          1.1.11    PERMITS.  All transferable licenses,
     permits, franchises, certificates of authority, or orders (and any applications therefor) and any equivalent documents (collectively, "PERMITS"); and

          1.1.12    GOODWILL.  The goodwill incident to the
     Business.

          The Assets shall also include all assets, rights and properties of the type described above that are acquired by Seller between the date hereof and the Closing Date.

     1.2 EXCLUDED ASSETS. The Assets shall not include (i) any deferred loan costs relating to any of the Assets, including but not limited to any such deferred loan costs relating to the Leased Real Property and (ii) all raw materials inventory consisting of polyester or polyamide silicone pressure-sensitive tape (the "RETAINED INVENTORY") set forth in Section 1.2 of the Disclosure Schedule. The Retained Inventory will be segregated from other inventory of Buyer, will be stored (at the expense of Buyer, except that Seller shall be responsible for insuring the Retained Inventory at its own expense and shall have the risk of loss thereof) at the premises of Buyer (and, if utilized by Buyer in the Business, will be purchased and paid for by Buyer at such cost as may be agreed upon by Buyer and Seller), or may be sold by Seller to a third party or otherwise disposed of by Seller in its sole discretion.


                          ARTICLE 2
               CLOSING/ESCROW/PURCHASE PRICE/
                  ASSUMPTION OF LIABILITIES

     2.1 THE CLOSING. The Closing (the "CLOSING") of the transactions contemplated by this Agreement will be held at 7:00 a.m. Pacific Standard Time on January 31, 1995 or at such other time as the parties hereto may agree (the "CLOSING DATE"). At the Closing the Assets and the Real Property shall be transferred to Buyer from Seller and the Trust upon delivery of the Cash Portion of the Purchase Price to Commonwealth Land Title Insurance Company (the "TITLE COMPANY") pursuant to escrow instructions in the form attached as Exhibit A hereto. Upon receipt by the Title Company of the Cash Portion of the Purchase Price and satisfaction of each other condition set forth in Section 7 below, the Title Company shall record the Deed (as defined in Section 2.4 hereof) and shall issue the Title Policy (as defined in Section 6.1 hereof), and the remaining Assets shall be transferred to Buyer by the delivery of documents via overnight mail or telecopier through the offices of O'Melveny & Myers, 610 Newport Center Drive, Suite 1700, Newport Beach, California 92660.

     2.2 ESCROW. At the Closing, the Title Company shall deposit into an escrow account with Chemical Trust Company of California (the "ESCROW AGENT"), a portion of the Cash Portion and the Purchase Price equal to $1.4 million (the "ESCROW FUNDS") to be held and released in accordance with the terms of an escrow agreement in substantially the form attached hereto as Exhibit B (the "ESCROW AGREEMENT"), to be entered into at the Closing, by Buyer, Seller and the Escrow Agent. The Escrow Funds shall be in the name and specifically for the account of Seller, as set forth in the Escrow Agreement, and shall be held to satisfy any and all claims of Buyer for indemnification pursuant to Article 9 hereof.

     2.3 PURCHASE PRICE AND ADJUSTMENT. Upon the terms and subject to the conditions set forth herein, Buyer agrees to pay to Seller the following Purchase Price (for the purposes of this Agreement, the "PURCHASE PRICE" shall be defined as the aggregate of (i) the Cash Portion of the Purchase Price (as defined in Section 2.3.1 and as adjusted pursuant to Section 2.3.2 below), (ii) the total Earn-Out Payments (as defined in Section 2.3.3 and as adjusted in Section 2.3.4 below) and (iii) the aggregate amount of the Assumed Liabilities (as defined in Section 2.5 below).

          2.3.1 CASH PORTION OF THE PURCHASE PRICE. At the Closing, Buyer agrees to acquire the Assets from Seller, assume the Assumed Liabilities and pay the aggregate amount of TWENTY THREE MILLION EIGHT HUNDRED AND SEVENTY THOUSAND TWO HUNDRED AND EIGHTY EIGHT DOLLARS ($23,870,288), less the Escrow Funds (the "CASH PORTION"), to Seller on the Closing Date by wire transfer of immediately available funds to the Title Company for receipt on behalf of Seller. The Cash Portion shall be subject to adjustment under Section 2.3.2.

          2.3.2 POST-CLOSING ADJUSTMENT TO CASH PORTION. The Cash Portion shall be subject to adjustment in accordance with the procedures set forth below. For the purposes of this Agreement, the terms "BALANCE SHEET ASSETS" and "BALANCE SHEET ASSUMED LIABILITIES" shall mean those Assets and Assumed Liabilities, respectively, that are reflected on the Closing Date Balance Sheet (as defined below).

               (a) Within sixty (60) days after the Closing Date, Buyer will prepare at its expense and present to Seller an audited balance sheet of the Business as of the Closing Date (as finally determined pursuant to Section (e) below, the "CLOSING DATE BALANCE SHEET"). The Closing Date Balance Sheet shall be prepared by the Boston, Massachusetts office of Price Waterhouse, LLP in accordance with generally accepted accounting principles, applied on a consistent basis ("GAAP"), using the same accounting principles, methods, practices, procedures and policies, and using the same methods of estimates and judgments, used in preparing the Audited Financial Statements (as defined below) (the "APPLICABLE ACCOUNTING METHODS"); provided, however, that the Closing Date Balance Sheet shall be prepared as though the parties had not consummated the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Closing Date Balance Sheet shall not include (i) any adjustment to reflect changes proposed to be made by Buyer after the Closing in the manner in which the Business will be conducted or the manner in which any of the Balance Sheet Assets will be utilized, (ii) any accrual for fees and expenses of counsel and accountants or other transaction costs attributable to the transactions contemplated by this Agreement, (iii) any Assets not previously recorded on the Balance Sheet that were utilized in the Business as of the date of such Balance Sheet (such as the Leased Real Property), (iv) any Retained Inventory or (v) any Excluded Liabilities. In connection with the preparation and audit of the Closing Date Balance Sheet, Buyer will, at its own expense, conduct a physical count of the Inventory of the Business as of the Closing Date.

               (b) If Seller does not agree with any amount set forth on the Closing Date Balance Sheet as prepared by Buyer, Seller shall have the right to submit the Closing Date Balance Sheet to the Independent Accountants (as defined below) for auditing and final determination. The Closing Date Balance Sheet shall be binding on Seller unless Seller presents to Buyer within thirty (30) days after Seller's receipt of the Closing Date Balance Sheet from Buyer written notice that the Closing Date Balance Sheet, in Seller's opinion, was not prepared in accordance with the Applicable Accounting Methods, specifying the nature and extent of any understatement of Balance Sheet Assets or overstatement of Balance Sheet Assumed Liabilities alleged to result from such failure.

               (c) If the total of the Balance Sheet Assets less the Balance Sheet Assumed Liabilities (the "NET BOOK VALUE") reflected on the Closing Date Balance Sheet, as finally determined pursuant to paragraph (e) below, exceeds $5,522,288, the Cash Portion shall be increased by such excess. The amount of any such increase in the Cash Portion shall be paid by Buyer to Seller in the manner set forth in Section 2.3.1 and in accordance with paragraph (e) below; provided, however, that such amount shall be paid in full within ten (10) days after the final determination of the Closing Date Balance Sheet.

               (d)  If the Net Book Value reflected in the
     Closing Date Balance Sheet, as finally determined pursuant to paragraph (e) below, is less than $5,522,288, the Cash Portion shall be reduced by such difference. The amount of any such reduction in the Cash Portion shall be refunded by Seller to Buyer by wire transfer in immediately available funds to an account designated by Buyer and in accordance with paragraph (e) below; provided, however, that such amount shall be paid in full within ten (10) days after the final determination of the Closing Date Balance Sheet.

               (e)  Except for the amount of the Inventory
     and inventory reserve determined to be appropriate by Price Waterhouse, LLP, which both Buyer and Seller agree to accept as the final amount for such accounts on the Closing Date Balance Sheet, if Buyer and Seller are unable to resolve any disagreement with respect to the Closing Date Balance Sheet, within ten (10) days after Buyer receives a timely notice of disagreement, the party alleged to owe any amount shall pay to the other party that portion of the total amount owed that is not in dispute, and only that portion of any amount owed that is in dispute shall be submitted for final resolution to the New York, New York office of KPMG Peat Marwick, or if such firm is unable or unwilling to make such final determination, to such other independent accounting firm as the parties shall mutually designate. (The accounting firm making such determination is referred to herein as the "INDEPENDENT ACCOUNTANTS"). Subject to Section (f) below, the Independent Accountants shall make such final determination on the basis of such procedures as the Independent Accountants, in their sole judgment, deem applicable and appropriate, taking into account the nature of the issues, the amount(s) in dispute and the respective positions asserted by the parties. The Independent Accountants shall review the disputed matters and as promptly as practicable deliver to Buyer and Seller a statement in writing setting forth their determination as to the proper treatment of the items or amounts in dispute, and such determination shall be final and binding upon the parties without any further right of appeal. Buyer and Seller agree that a judgment of any state or federal court of competent jurisdiction may be rendered upon any determination made by the Independent Accountants pursuant to this Section. The Closing Date Balance Sheet shall be deemed to be binding on Buyer and Seller upon
     (i) Seller's failure to deliver to Buyer a notice of disagreement within thirty (30) days of its receipt of the Closing Date Balance Sheet prepared by Buyer,
     (ii) resolution of any disagreement by mutual agreement of the parties after a timely notice of disagreement has been delivered to Buyer, or (iii) notification by the Independent Accountants of their final determination of the items of disagreement submitted to them (the "FINAL ADJUSTMENT").

               (f) Notwithstanding anything to the contrary in the foregoing Section (e), in determining the Final Adjustment, the Independent Accountants (i) shall utilize and be bound by the Applicable Accounting Methods, and shall not substitute therefor other accounting principles, methods, practices, procedures, policies or methods of estimates and adjustments, (ii) shall limit their review to the items of disagreement submitted to them, (iii) shall in no event determine a Final Adjustment which would result in a final Net Book Value (A) higher than the proposed Net Book Value submitted to the Independent Accountants by Seller ("SELLER'S VALUE") or (B) lower than that submitted to the Independent Accountants by Buyer ("BUYER'S VALUE"), and (iv) shall in no event change or modify the amounts of the Inventory or inventory reserve accounts as determined by Price Waterhouse, LLP.

               (g) The fees and expenses of the Independent Accountants shall be borne by Buyer and Seller proportionately as follows: Buyer shall pay an amount equal to the aggregate amount of such fees and expenses, multiplied by the fraction which results from dividing (A) the difference between Buyer's Value and the final Net Book Value giving effect to the Final Adjustment, by (B) the difference between Seller's Value and Buyer's Value as submitted to the Independent Accountants, and the balance of such fees and expenses shall be paid by Seller.

          2.3.3 EARN-OUT PORTION OF THE PURCHASE PRICE. In addition to the Cash Portion of the Purchase Price set forth above, Buyer shall pay to Seller up to FOUR MILLION DOLLARS ($4,000,000) in contingent payments as set forth in Schedule A attached hereto over Buyer's next three (3) fiscal years (each an "EARN-OUT PAYMENT"). Each Earn-Out Payment shall be based on the Net Sales of all CC&L Products (as defined in Schedule A attached hereto). The amount of Net Sales of all CC&L Products shall be determined by Buyer and submitted to Seller in a statement delivered within 90 days following the close of the fiscal year of Buyer in question (each an "EARN-OUT STATEMENT"), commencing with the fiscal year ending February 3, 1996. Each Earn-Out Payment amount so determined, or any undisputed portion thereof, shall be paid to Seller at the end of such 90-day period.

          2.3.4     AUDIT BY SELLER.  Each Earn-Out
     Statement shall accurately account for the Net Sales of all CC&L Products during the applicable fiscal year. Such calculation of Net Sales shall be determined in accordance with the definition of Net Sales as set forth in Schedule A attached hereto and shall be accompanied by a certificate of Buyer's Chief Accounting Officer that, in his or her opinion, the Earn-Out Statement presents fairly the Net Sales of all CC&L Products in all material respects. Seller shall be entitled, at Seller's election and at Seller's expense, to audit the books and records of Buyer in which the relevant information is recorded, together with any of Buyer's records supporting its entries in those books to confirm the Net Sales for a fiscal year, provided that Seller may audit any particular fiscal year's Net Sales only once and such audit shall be completed within sixty (60) days from the date of commencement. Seller shall be entitled to audit the books and records of Buyer in respect of a fiscal year as set forth in this Section 2.3.4 only upon thirty
     (30) days written notice to Buyer given at any time during the one year period following the date the related Earn-Out Statement has been delivered to Seller; provided, however, that such audit shall take place during the normal business hours of Buyer and at the place where those books and records are normally kept. In the event that Buyer and Seller are unable to agree on the amount due under any Earn-Out Payment to be paid hereunder, Buyer shall pay to Seller that portion of the respective Earn-Out Payment that is not in dispute, and only that portion of any amount alleged to be owed by Buyer to Seller shall be submitted for final resolution to the Independent Accountants. The Independent Accountants shall make such final determination on the basis of such procedures as the Independent Accountants, in their sole judgment, deem applicable and appropriate, taking into account the nature of the issues, the amount(s) in dispute and the respective positions asserted by the parties. The Independent Accountants shall review the disputed matters and as promptly as practicable deliver to Seller and Buyer a statement in writing setting forth their determination as to the disputed amount. Such determination shall be final and binding upon the parties without any further right of appeal. Buyer and Seller agree that a judgment of any state or federal court of competent jurisdiction may be rendered upon any determination made by the Independent Accountants pursuant to this Section. The fees and expenses of the Independent Accountants in determining the amount owed under any disputed Earn-Out Payment shall be borne by Seller and Buyer proportionately as follows: Seller shall pay an amount equal to the aggregate amount of such fees and expenses, multiplied by the fraction which results from dividing (A) the difference between the amount set forth by Seller as the appropriate Earn-Out Payment and the final Earn-Out Payment amount as determined by the Independent Accountants, by (B) the difference between amount set forth by Buyer as the appropriate Earn-Out Payment and the amount set forth by Seller as the appropriate Earn-Out Payment amount, each as submitted to the Independent Accountants, and the balance of such fees and expenses shall be paid by Buyer.

          2.3.5 DISPOSITION. If at any time during which the Earn-Out Payments are to be calculated, Buyer shall determine that it is in the best interests of Buyer to dispose of all or substantially all of the Assets purchased from Seller (the "DISPOSITION"), then in such event, Buyer shall pay to Seller the present value (based on an annual discount rate of 25%) of the potential Earn-Out Payments remaining to be paid, calculated as if the Target Sales Amount (as defined in Schedule A attached hereto) for each remaining year, respectively, was exceeded.

     2.4 INSTRUMENTS OF CONVEYANCE AND TRANSFER. On the Closing Date, Seller shall execute and deliver or cause to be delivered to Buyer or the Title Company, as the case may be, (a) the Bill of Sale, attached hereto as Exhibit C (the "BILL OF SALE"), (b) the Assignment and Assumption Agreement, attached hereto as Exhibit D (the "ASSIGNMENT AND ASSUMPTION AGREEMENT"), (c) a deed in recordable form for the Real Property in the form attached hereto Exhibit J (the "DEED") and (d) such other documents as may be reasonably requested by Buyer in order to carry out the transactions contemplated herein.

     2.5 ASSUMPTION OF CERTAIN LIABILITIES. On the Closing Date, Buyer shall execute and deliver to Seller the Assignment and Assumption Agreement, pursuant to which, subject to Section 2.6, Buyer shall assume and agree to pay, perform and discharge when due, the following liabilities of Seller as of the Closing Date to the extent they are reflected on the Balance Sheet or arise or have arisen between August 31, 1994 and the Closing Date and are or were incurred by Seller in the ordinary course of and are directly related to the Business (the "ASSUMED LIABILITIES"): (i) all operating liabilities reflected on the Closing Date Balance Sheet (but only to the extent of the amount thereof so reflected) and taken into account in the calculation of the Net Book Value, including, but not limited to, accounts payable (including, without limitation, water, sewage and utility charges), accrued payroll and employee benefits (including, without limitation, vacation days, sick days and health, life and disability insurance premiums), accrued profit sharing amounts, commissions earned but not yet paid, accrued expenses and accrued and deferred taxes (other than federal and state taxes payable by Seller's stockholders with respect to the taxable income of Seller) and (ii) all liabilities under the Assigned Contracts, including, but not limited to, liabilities to customers and vendors under outstanding purchase orders, purchase agreements, customer agreements, equipment leases, sales representative agreements and other operating agreements, in each case to the extent such liability is disclosed in Section 3.8 of the Disclosure Schedule or is not required to be listed therein pursuant to Section 3.8 hereof and for which Buyer is not otherwise entitled to indemnification under Article 9 hereof and is not the result of any breach of any such agreement by Seller prior to the Closing; provided, however, that, apart from the obligation to sell products to customers under outstanding purchase orders entered into in the ordinary course of business and consistent with past practice, any liabilities to be assumed by Buyer resulting from the Assigned Contracts which are not required to be listed in Section 3.8 of the Disclosure Schedule shall be limited to (x) contracts entered into in the ordinary course of business and consistent with past practice and (y) $50,000 in the aggregate.

          It is expressly understood by the parties that the Assumed Liabilities do not include: (i) any liability or obligation of Seller incurred on behalf of or owed to any stockholder or affiliate of Seller; (ii) Seller's $1.5 million revolving line of credit with Shawmut Bank, N.A.;
(iii) all real property mortgages, including but not limited to those reflected on the Balance Sheet and those relating to the Leased Real Property; (iv) all liabilities and obligations related to any outstanding environmental claims;
(v) any Product Liability Claims or any Product Warranty and Return Claims (as such terms are defined in Sections 9.1(b)(i) and 9.1(b)(ii) hereof) or (vi) all other liabilities or obligations of Seller or the Business not specifically assumed under this Section 2.5 (collectively, the "EXCLUDED LIABILITIES").

     2.6 NON-ASSUMPTION OF LIABILITIES. Except as expressly set forth in Section 2.5 and notwithstanding anything to the contrary in this Agreement, Buyer is not assuming, and shall not be deemed to have assumed any liabilities or obligations of Seller or the Business, of any kind or nature whether arising before or after the Closing Date and whether or not disclosed on the Balance Sheet or the Closing Date Balance Sheet.

     2.7 TAX ALLOCATION. Buyer and Seller shall allocate the Purchase Price to broad categories constituting components of the Assets in accordance with the basis of allocation set forth in Section 2.7 of the Disclosure Schedule. Each party will report the transactions contemplated in this Agreement in accordance with the agreed upon allocation, except to the extent that modifications are necessary to reflect changes in the Assets and Assumed Liabilities between the date hereof and the Closing Date for all federal, state, local and other tax purposes. Each party further agrees to cooperate in the preparation of Form 8594 under Section 1060 of the Internal Revenue Code of 1986, as amended, or as may hereafter be amended (the "CODE"), and the timely filing of such Form with the Internal Revenue Service.

                          ARTICLE 3
          REPRESENTATIONS AND WARRANTIES OF SELLER

          Except as otherwise indicated on the Disclosure
Schedule previously delivered to Buyer and attached hereto, Seller represents, warrants and agrees:

     3.1 ORGANIZATION, CORPORATE POWER AND AUTHORITY. Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Seller does not own or lease any real property or maintain any place of business outside of Massachusetts and is not qualified to do business as a foreign corporation in any jurisdiction. Seller has all requisite corporate power and authority to own, operate and lease the Assets, to conduct the Business, to execute and deliver this Agreement and the related documents contemplated hereby and to perform its obligations hereunder and thereunder.

     3.2 AUTHORIZATION OF AGREEMENTS. The execution, delivery and performance by Seller of this Agreement and the related documents contemplated herein, and the consummation by it of the transactions contemplated herein and therein, have been duly authorized by all necessary corporate action by Seller. This Agreement has been, and each of the related documents will be at the Closing, duly executed and delivered by Seller and constitute, or will, when delivered, constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors' rights generally, and by equitable principles.

     3.3 NO BREACH. The execution and delivery of this Agreement and the related documents by Seller do not, and the consummation of the transactions contemplated hereby and thereby will not: (a) violate any provision of the charter documents or bylaws of Seller, (b) result in the breach (or an event which, with the giving of notice or lapse of time or both, would constitute a breach) of any term or provision of, or constitute a default under, or give rise to a right to terminate, any material indenture, mortgage, deed of trust or other agreement or arrangement to which Seller is a party or by which any of the Assets are bound or affected,
(c) result in the creation of any lien, charge or encumbrance on the Assets, or (d) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which Seller is subject or by which any of the Assets are bound or affected.

     3.4 GOVERNMENTAL APPROVALS, CONSENTS. Except as set forth in Section 3.4 of the Disclosure Schedule, no approval, authorization, consent, qualification, order or registration, or any waiver of any of the foregoing, or any action of, or any notice, statement or other communication is required to be filed with or delivered to, any governmental entity or any other person for the execution and delivery by Seller of this Agreement or the related documents or the consummation by it or the Trust of the transactions contemplated herein or therein.

     3.5  PERMITS.  Section 3.5 of the Disclosure Schedule
sets forth each Permit, or any waiver thereof, obtained by
Seller, that is required to be issued by any governmental
entity or obtained by Seller in connection with the conduct
of the Business (other than Permits the failure to obtain
which could not reasonably be expected to have a material
adverse effect on the Business) together with the name of
the governmental entity issuing such Permit.  Except as set
forth in Section 3.5 of the Disclosure Schedule, such
Permits are valid and in full force and effect, all such
Permits are freely transferable by Seller, and upon the
Closing, Buyer will have all right, title and interest as
the holder thereof.   To the best of Seller's knowledge, no
suspension, cancellation or termination of any Permit required by any governmental entity to permit the Business to be conducted is threatened that could reasonably be expected to have a material adverse effect on the Business.

     3.6  FINANCIAL STATEMENTS; CHANGES.

          (a) Audited Financial Statements. Seller has delivered to Buyer balance sheets for Seller at December 31, 1993 and July 28, 1993 and the related statements of income, retained earnings and cash flows for the period from July 29, 1993 to December 31, 1993 (collectively, the "AUDITED FINANCIAL STATEMENTS"). The Audited Financial Statements have been examined by Price Waterhouse, LLP, independent public accountants to Seller, whose report thereon is included with the Audited Financial Statements. The Audited Financial Statements have been prepared in conformity with GAAP, applied on a consistent basis. Such statements of income and cash flows present fairly the results of operations and cash flows of Seller for the periods covered, and the balance sheets present fairly the financial condition of Seller as of July 28, 1993 and December 31, 1993, respectively.

          (b)  Unaudited Interim Financial Statements.
Seller has delivered to Buyer a balance sheet for Seller at August 31, 1994 (the "BALANCE SHEET"), and the related statements of operations, retained earnings and cash flows for the period then ended (collectively, the "INTERIM
FINANCIAL STATEMENTS").  All such Interim Financial
Statements have been prepared in conformity with GAAP, applied on a consistent basis (except for the absence of footnotes and subject to ordinary year-end adjustments made in conformity with GAAP, applied on a consistent basis).
The statements of operations and cash flows present fairly the results of operations and cash flows of Seller for the period covered, and the Balance Sheet presents fairly the financial condition of Seller as of August 31, 1994 (the
Audited Financial Statements and the Interim Financial
Statements together shall be referred to herein as the "FINANCIAL STATEMENTS").

          (c) No Material Adverse Changes. Except as set forth in Section 3.6(c) of the Disclosure Schedule, since the date of the Balance Sheet, whether or not in the ordinary course of the Business, there has not been, occurred or arisen:

               (i)  any change in or event affecting Seller
     or the Business that has had or may reasonably be expected to have a material adverse effect on Seller, the Assets or the Business (including its results of operations, financial condition and prospects);

               (ii)  any transaction entered into or carried
     out other than in the usual and ordinary course of the Business based on the Business' past practice;

               (iii)  any material change made in the
     methods of doing business or in the accounting principles or practices or the method of application of such principles or practices; or

               (iv)  any sale, lease or other disposition
     of, or any agreement to sell, lease or otherwise dispose of, any of the Assets, other than sales, leases or other dispositions in the usual and ordinary course of the Business consistent with the Business' past practice.

     3.7  TAX MATTERS.

          (a) Seller has timely filed or will timely file all tax returns required of it and has paid or will pay all taxes of Seller due for all periods or portions of periods ending on or before the Closing Date (except as provided in the following sentence). Adequate provision has been made in the books and records of Seller, and to the extent required by GAAP in the Financial Statements, for all taxes of Seller whether or not due and payable and whether or not disputed to the extent not paid.

          (b) Section 3.7 of the Disclosure Schedule lists the date or dates through which any federal, state or other governmental entity have examined all federal, state or other income, sales or any other tax returns of Seller.
Except as set forth in Section 3.7 of the Disclosure
Schedule, no governmental entity has, during the past three
(3) years, examined or is in the process of examining any tax returns of Seller. Except as set forth in Section 3.7 of the Disclosure Schedule, no governmental entity has proposed in writing any deficiency, assessment or claim for taxes and, there is no basis for any such deficiency, assessment or claim. No waiver of the statute of limitations with respect to tax returns of Seller has been given by or requested from Seller.

     3.8 CONTRACTS. Section 3.8 of the Disclosure Schedule lists each Contract to which Seller is a party or to which Seller or the Assets is subject or by which Seller or the Assets is bound that individually, or together as a series of related Contracts involving the same party or parties, or the successors to such party or parties: (a) obligates Seller to pay an amount of $25,000 or more, (b) has an unexpired term as of the date of the Balance Sheet in excess of six (6) months, (c) is material to the Business,
(d) provides for an extension of credit by Seller to any customer or client of Seller for any amount over $25,000,
(e) provides for the borrowing of money by Seller other than credit agreements with banks having normal credit terms, (f) was not made in the ordinary course of the Business, or
(g) is in any way otherwise material to the Business. Each Contract is valid and existing, Seller has duly performed all its obligations thereunder to the extent that such obligations to perform have accrued and no breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by Seller, or, to the best knowledge of Seller, any other party or obligor with respect thereto, has occurred or as a result of the transactions contemplated herein will occur. True copies of the Contracts listed in Section 3.8 of the Disclosure Schedule, including all amendments and supplements thereto, have been delivered to Buyer.

     3.9 CONDITION OF PROPERTY, TITLE TO ASSETS. Either Seller or the Trust has good and marketable title to all of the Assets, free of encumbrances, except for: (a) liens for taxes and installments of special assessments not yet due,
(b) imperfections in title, if any, not material in amount, and which individually and in the aggregate do not materially interfere with the conduct of the Business or the use of the Assets, (c) the matters set forth in Section 3.9 of the Disclosure Schedule, and (d) with respect to the Real Property, building restrictions, zoning restrictions and other restrictions of a similar character which do not materially impair the operation of the Business as currently conducted. Seller makes no representation herein as to the effect of any building restriction, zoning restriction or other similar restriction currently in force, in the event that Buyer shall, after the Closing, modify the manner in which the Business is operated or make any alteration or improvement to the Real Property. All of the Assets are in good operating condition and repair as required for their use in the Business.

     3.10 USE OF REAL PROPERTY. The Real Property includes all real property and leasehold interests currently used by Seller for the conduct of the Business. Except as disclosed in Section 3.10 of the Disclosure Schedule, neither Seller nor the Trust has received notice of any violation of any applicable zoning or building regulation or ordinance relating to the Real Property and, to the knowledge of Seller and the Trust, there is no such violation. To the knowledge of Seller and the Trust, no fact or condition exists which is reasonably likely to result in discontinuation of presently available or otherwise necessary water, sewer, gas, electricity, telephone, drainage facilities and other utilities or services for the Real Property. Neither Seller nor the Trust has received notice of any proposed material special assessments, or any proposed material changes in property tax or land use laws affecting any portion of the Real Property.

     3.11 LEGAL PROCEEDINGS AND CLAIMS. Except as set forth in Section 3.11 of the Disclosure Schedule, there is no order, action, investigation, inquiry or audit pending, or, to the best knowledge of Seller or the Trust, threatened, against or affecting Seller, the Assets or the Business. Section 3.11 of the Disclosure Schedule lists each pending order, action, investigation, inquiry or audit of which Seller has knowledge that involves a claim or potential claim of aggregate liability in excess of $25,000 against, or that enjoins or seeks to enjoin any activity of or by Seller. Except as set forth in Section 3.11 of the Disclosure Schedule (which separately categorizes the claims of product liability and warranty), no product warranty, product liability or other tort claims are pending as of the date hereof or, to the best knowledge of Seller, threatened against Seller.

     3.12 DIVIDENDS AND OTHER DISTRIBUTIONS. Except as set forth in Section 3.12 of the Disclosure Schedule, there has been no dividend or other distribution of assets or securities whether consisting of money, property or any other thing of value, declared, issued or paid by Seller subsequent to the date of the Balance Sheet.

     3.13 INSURANCE. Seller is, and at all times during the past three (3) years has been, insured with reputable insurers against all risks normally insured against by companies engaged in similar businesses. All insurance policies and bonds are in full force and effect.
Section 3.13 of the Disclosure Schedule lists all insurance policies and bonds for the Business. Seller is not in default under any such policy or bond and has received no notice of cancellation of any such policy or bond.

     3.14  COMPLIANCE WITH LAW.  Except as set forth in
Section 3.10 of the Disclosure Schedule, Seller has conducted the Business and operated and used the Assets in accordance with all federal, state and local laws and regulations applicable to the conduct of the Business, and is not in violation of any such laws other than violations which would not have a material adverse effect on the Assets taken as a whole, or on the Business.

     3.15  EMPLOYEE BENEFITS.

          (a) Employee Benefit Plans, Collective Bargaining and Employee Agreements, and Similar Arrangements.

               (1)  Section 3.15 of the Disclosure Schedule
lists all employee benefit, compensation and fringe benefit plans and arrangements, including without limitation, any "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") which provide benefits or compensation to current employees of Seller employed in the Business or which currently provide benefits or compensation to former employees of Seller who were employed in the Business.

               (2)  Seller has delivered to Buyer true and
complete copies of all documents and summary plan descriptions with respect to such plans, agreements and arrangements, or summary descriptions of any such plans, agreements or arrangements not otherwise in writing.

               (3)  There are no negotiations, demands or
proposals that are pending or have been made which concern matters now covered, or that would be covered, by plans, agreements or arrangements of the type described in this Section.

               (4)  Seller and each trade or business that
is a member of a group of which Seller is a member and which is under common control ("ERISA AFFILIATE") within the meaning of Section 414(b) and (c) of the Code are in compliance in all material respects with the applicable provisions of ERISA and all other laws applicable with respect to all such plans, agreements and arrangements and to all group health plans of any ERISA Affiliate. Seller and its ERISA Affiliates have performed all of their obligations under all such plans, agreements and arrangements. There are no actions (other than routine claims for benefits) pending or threatened against such plans or their assets, or arising out of such plans, agreements or arrangements, and, no facts exist which could give rise to any such actions.

          (b) Qualified Stock Bonus, Pension and Profit-sharing Plans.
               (1) Section 3.15A of the Disclosure Schedule lists all "employee pension benefit plans" (within the meaning of Section 3(2) of ERISA) in Section 3.15 of the Disclosure Schedule which are also stock bonus, pension or profit-sharing plans within the meaning of Section 401(a) of the Code.

               (2)  Each such plan is qualified in form and
operation under Section 401(a) of the Code and each trust under each such plan is exempt from tax under Section 501(a) of the Code. No event has occurred that will or could subject any such plans to tax under Section 511 of the Code. No prohibited transaction (within the meaning of Section 4975 of the Code) or party-in-interest transaction (within the meaning of Section 406 of ERISA) has occurred with respect to any of such plans.

               (3)  Seller has delivered to Buyer for each
such plan copies of the following documents:  (i) the form
5500 with all attachments filed in each of the most recent three plan years, (ii) the most recent determination letter from the Internal Revenue Service, and (iii) the consolidated statement of assets and liabilities of such plan as of its most recent valuation date.

          (c)  Pension Plans.

               (1) Section 3.15B of the Disclosure Schedule lists all plans in Section 3.15 of the Disclosure Schedule which are also subject to Title IV of ERISA.

               (2)  With respect to each such plan in which
Seller or any ERISA Affiliate participates or has participated: (i) neither Seller nor any ERISA Affiliate has withdrawn from such plan during a plan year in which it was a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), (ii) neither Seller nor any ERISA Affiliate has filed a notice of intent to terminate any such plan or adopted any amendment to treat any such plan as terminated,
(iii) the Pension Benefit Guaranty Corporation (the "PBGC") has not instituted proceedings to terminate any such plan,
(iv) no other event or condition has occurred which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan, (v) no accumulated funding deficiency, whether or not waived, exists with respect to any such plan, no condition has occurred or exists which by the passage of time would be expected to result in an accumulated funding deficiency as of the last day of the current plan year of any such plan, (vi) no reportable event, as described in Section 4043 of ERISA, has occurred with respect to any such plan, (vii) no excise taxes are payable under the Code and (viii) no amendment with respect to which security is required under Section 307 of ERISA has been made or is reasonably expected to be made.

               (3)  All costs of and benefits payable under
any plans subject to Title IV of ERISA have been provided for on the basis of consistent methods in accordance with sound actuarial assumptions and practices. Since the last valuation date for each such plan, there has been no amendment or change to such plan that would increase the amount of benefits thereunder.

               (4)  In addition to the documents listed in
Section (b)(3) above, Seller has delivered to Buyer for each Title IV plan copies of the following documents: (i) the Form PBGC-1 filed in each of the most recent three (3) plan years and (ii) the actuarial report as of the last valuation date.

          (d)  Multiemployer Plans.

               No plan listed in Section 3.15 of the
Disclosure Schedule is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA). Seller has never contributed to or had an obligation to contribute to any multiemployer plan.

     3.16 EMPLOYEES. Section 3.16 of the Disclosure Schedule sets forth a list of the names and current salary or wage rates of the employees of the Business employed as of the date hereof, and the names and compensation arrangements with any consultants or agents. None of such employees belongs to any union or collective bargaining unit. Seller is not under any obligation to recognize or bargain with any labor union with respect to such employees. Upon termination of the employment of any such employees by Seller, Buyer will not, by reason of anything done by Seller prior to or at the Closing, be liable to any of said employees for so-called "severance pay" or other similar payments. Except as set forth in Section 3.16 of the Disclosure Schedule, there are no pending or threatened employment claims or suits under applicable federal or state fair employment laws (including claims arising under workers' compensation laws) relating to or arising out of the conduct of the Business.

     3.17  ACCOUNTS RECEIVABLE.  Except as set forth in
Section 3.17 of the Disclosure Schedule, the accounts receivable reflected on the Balance Sheet, and all accounts receivable arising between the date of the Balance Sheet and the Closing Date, arose or will arise from transactions in the ordinary course of the Business, are collectible in the aggregate amount recorded net of the aggregate amount of any applicable reserves (which reserves are, and in the case of reserves established by Seller with respect to accounts receivable arising between the date of the Balance Sheet and the Closing Date and reflected in the Closing Date Balance Sheet, will be, adequate and calculated in accordance with
GAAP), and the goods involved have been sold and delivered to the obligor, or are in transit, and no further goods or services are required to be provided in order to complete the sales and to entitle Seller or its assignee to collect the accounts receivable in full. Except as set forth in
Section 3.17 of the Disclosure Schedule, no receivable has been pledged or assigned to any other person and no defense or set off to any receivable has been asserted in writing by the receivable obligor, or, to the knowledge of Seller, exists.

     3.18 INVENTORY. Except as set forth in Section 3.18 of the Disclosure Schedule, the Inventory set forth on the Balance Sheet is (i) valued at the lower of cost or market in accordance with GAAP and (ii) consists of items of a quality and quantity currently useable and salable in the ordinary course of the Business without markdown or discount. Except as set forth in Section 3.18 of the Disclosure Schedule, Seller does not hold any materials on consignment and does not have title to any materials in the possession of others.

     3.19  ENVIRONMENTAL MATTERS.

               3.19.1  DEFINITIONS.  For purposes of this
     Agreement, the following terms shall have the meanings set forth below:

                    (a)  "HAZARDOUS SUBSTANCE" shall mean
          substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances," or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or "EP toxicity," and petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy.

                    (b)  "ENVIRONMENTAL LAWS" shall mean all
          laws relating to the protection of human health, safety or the environment including: (i) all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature; and (ii) all requirements pertaining to the protection of the health and safety of employees or the public.

                    (c)  "ENVIRONMENTAL CONDITION" shall
          mean the presence in, on, under or about the Real Property or the Assets of any Hazardous Substance which, if the presence of such Hazardous Substance was known, would be reportable under any Environmental Law, or which could reasonably be anticipated to require investigation or remediation pursuant to any Environmental Law.

               3.19.2    ENVIRONMENTAL INFORMATION.  To the
     best of Seller's knowledge, Seller has, prior to the date of this Agreement, provided Buyer all information which relates, in all material respects, to the use of Hazardous Substances upon the Real Property or in the operation of the Business, any Environmental Condition existing upon the Real Property, or to the compliance of the Business or the Real Property with any Environmental Laws, except for information that discloses a use of Hazardous Substances, the existence of an Environmental Condition or a noncompliance with Environmental Laws which would not have a material adverse effect on the Assets or on the Business. A list of each document previously provided to Buyer pursuant to this Section 3.19.2 is set forth in Section
     3.19.2 of the Disclosure Schedule.

               3.19.3 COMPLIANCE WITH ENVIRONMENTAL LAWS; PERMITS. Except as disclosed in Section 3.19.3 of the Disclosure Schedule, the Business is, and at all times in the past has been, operated in all material respects in compliance with all Environmental Laws. Except as disclosed in Section 3.19.3 of the Disclosure Schedule, to Seller's knowledge, Seller has obtained and presently maintains all Permits or other governmental authorizations required to operate the Business in all material respects in compliance with all applicable Environmental Laws.

               3.19.4 ENVIRONMENTAL CONDITIONS; ACTION BY GOVERNMENTAL AGENCY. Except as disclosed in Section
     3.19.4 of the Disclosure Schedule, to Seller's knowledge, no Environmental Condition exists upon the Real Property and no investigation, inquiry or other proceeding is pending or, to the knowledge of Seller, threatened by any governmental entity with respect to the Real Property or the Business and relating to any actual or alleged Environmental Condition or failure to comply with any applicable Environmental Law that could reasonably be expected to have a material adverse effect on the Business.

               3.19.5    TREATMENT, STORAGE OR DISPOSAL
     SITES. Section 3.19.5 of the Disclosure Schedule, to Seller's knowledge, contains a list of all Hazardous Substance or waste treatment, storage or disposal sites used in the operation of the Business and not located on the Real Property ("OFF-SITE FACILITIES") during the ten-year period prior to the date of this Agreement.
     Section 3.19.5 of the Disclosure Schedule also contains, to Seller's knowledge, a list of all parties engaged to transport Hazardous Substances or wastes to such Off-Site Facilities during such ten-year period. Except as set forth in Section 3.19.5 of the Disclosure Schedule, to Seller's actual knowledge, it has not during the foregoing ten-year period sent Hazardous Substances to an Off-Site Facility that has been designated as a site for investigation or remediation under any Environmental Law or by any Federal or State governmental agency.

     3.20 NO BROKERS OR FINDERS. No agent, broker, finder, or investment or commercial banker, or other person or firm engaged by or acting on behalf of Seller or any of its affiliates in connection with the negotiation, execution or performance of this Agreement or the related documents, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or the transactions contemplated herein other than Shields & Company, Inc. or as otherwise disclosed to Buyer in writing. Any fees or expenses resulting from such engagement shall be the sole responsibility of Seller.


                          ARTICLE 4
           REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents, warrants and agrees as follows:

     4.1  ORGANIZATION, CORPORATE POWER AND AUTHORITY.
Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of California and has all requisite corporate power and authority to execute and deliver this Agreement and the related documents to which it is a party and to perform its obligations hereunder and thereunder.

     4.2 AUTHORIZATION OF AGREEMENT. The execution, delivery and performance by Buyer of this Agreement and the related documents contemplated herein, and the consummation by it of the transactions contemplated herein and therein, have been duly authorized by all necessary corporate action by Buyer. This Agreement has been, and each of the related documents will be at the Closing, duly executed and delivered by Buyer and constitute, or will, when delivered, constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or limiting creditors' rights generally and by equitable principles.

     4.3  NO BREACH.  The execution, delivery and
performance by Buyer of this Agreement and the related documents to which it is a party, and the consummation of the transactions contemplated thereby will not: (a) violate any provision of the charter documents or bylaws of Buyer,
(b) result in the breach (or an event which, with the giving of notice or lapse of time or both, would constitute a breach) of any term or provision of, or constitute a default under, or give rise to a right to terminate, any material indenture, mortgage, deed of trust or other agreement or arrangement to which Buyer is a party or by which any of its assets are bound or affected, or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which Buyer is subject or by which any of Buyer's assets are bound or affected.

     4.4 GOVERNMENTAL APPROVALS, CONSENTS. No approval, authorization, consent, qualification, order or registration, or any waiver of any of the foregoing, or any action of, or any notice, statement or other communication is required to be filed with or delivered to, any governmental entity or any other person for the execution and delivery by Buyer of this Agreement and the related documents contemplated herein or the consummation by it of the transactions contemplated herein and therein.

     4.5 NO BROKERS OR FINDERS. No agent, broker, finder or investment or commercial banker, or other person or firm engaged by or acting on behalf of Buyer in connection with the negotiation, execution or performance of this Agreement and the related documents, is or will be entitled to any broker's or finder's or similar fees or other commissions as a result of this Agreement or the transactions contemplated herein.


     4.6 INSPECTION OF PROPERTIES. Buyer acknowledges that it has been provided with full access to the Real Property and has had an opportunity to perform such inspection and investigation, including, without limitation, with respect to environmental matters and compliance with zoning and building regulations and ordinances applicable to the Real Property, as it has deemed appropriate. Seller acknowledges, however, that by providing Buyer an opportunity to inspect the Real Property, it has not limited any of its representations, warranties or covenants made herein. Furthermore, Seller acknowledges that Buyer is under no obligation to inspect the Real Property and shall not be deemed to have constructive knowledge of facts not actually known to Buyer on the date hereof that might have been obtained through such an inspection or investigation.


                          ARTICLE 5
                         [RESERVED]


                          ARTICLE 6
                          COVENANTS

     6.1 TITLE COMMITMENT. At least twenty (20) days prior to the Closing, at Seller's expense, Seller shall furnish Buyer an extended coverage commitment for an ALTA policy of title insurance insuring the fee title to all parcels of the Real Property, containing standard exceptions but free and clear of all encumbrances except as set forth in Section 3.9 of the Disclosure Schedule and containing such endorsements as Buyer may reasonably require (the "TITLE POLICY") issued by the Title Company in the amount of $3,430,000.

     6.2  SELLER'S COVENANT NOT TO COMPETE.

          6.2.1 RESTRICTIONS. Seller agrees that for a period of five (5) years after the Closing Date, Seller shall not, in any way, directly or indirectly, compete with, assist any person in competing with or acquire an interest in any person competing with, the Business, whether as an owner, stockholder, joint venturer, partner, officer, employee, consultant, agent or otherwise.

          6.2.2     SPECIAL REMEDIES AND ENFORCEMENT.
     Seller and Buyer agree that a breach by Seller of any of the covenants set forth in this Section 6.2 could cause irreparable harm to Buyer, that Buyer's remedies at law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach, a restraining order or injunction or both may be issued against Seller, in addition to any other rights and remedies that are available to Buyer. In connection with any such action or proceeding for injunctive relief, Seller hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each provision of this Section 6.2 specifically enforced against Seller and consents to the entry of injunctive relief against Seller enforcing or restraining any breach or threatened breach of this Section 6.2.

          6.2.3 SEVERABILITY. If this Section 6.2 is more restrictive than permitted by the laws of any jurisdiction in which Buyer seeks enforcement hereof, this Section 6.2 shall be limited to the extent required to permit enforcement under such laws. In particular, the parties intend that the covenants contained in Section 6.2.1 shall be construed as a series of separate covenants, one for each county and city in which the Business has been carried on or in which Buyer may conduct a similar business after the Closing Date. Except for geographic coverage, each such separate covenant shall be deemed identical in terms. If, in any proceeding, a court or arbitrator shall refuse to enforce any of the separate covenants, then such unenforceable covenant shall be deemed eliminated from this Section 6.2 for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced. If the provisions of this Section 6.2 shall ever be deemed to exceed the duration or geographic limitations or scope permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations in scope, as the case may be, permitted by applicable law.

     6.3 EMPLOYMENT. Buyer agrees to offer employment, effective immediately following the Closing, to all of the employees of the Business who are then employed by Seller, except for the employees, if any, listed in Section 6.3 of the Disclosure Schedule. Seller agrees in this regard to cooperate with Buyer by permitting Buyer throughout the period prior to the Closing to meet with the employees of the Business at reasonable times and to distribute to them such forms and other documents relating to employment by Buyer after the Closing as Buyer deems appropriate. Buyer agrees to make available to each employee of the Business who accepts employment with Buyer as of the Closing Date and who is not listed on Section 6.3 of the Disclosure Schedule, health benefits substantially equivalent to the benefits provided by Seller to its employees, such benefits to become effective without a waiting period and without pre-existing condition limitations. Nothing herein shall be deemed to require Buyer to retain any of the employees it hires for any specific period of time or to maintain compensation rates or fringe benefit programs for any specific period of time, however, Buyer shall be responsible for all actions taken or omitted to be taken with respect to such employees following their hiring by Buyer. Notwithstanding anything to the contrary in this Agreement, except as set forth in
Section 6.4.2, Buyer does not assume, and shall not be deemed to have assumed, any liability or obligation of Seller relating to or arising from any employee benefit plan of Seller.

     6.4  COBRA COVERAGE AND PROFIT SHARING PLAN.

          6.4.1 COBRA. Seller shall timely provide all notices required to be provided to any of Seller's employees, former employees, or the beneficiaries or dependents of such employees or former employees, under
     Part 6 of Subtitle B of Title I of ERISA or
     Section 4980B(f) of the Code (herein collectively referred to as "COBRA"), to the extent such notices are required to be provided by Seller by reason of events occurring prior to or on the Closing Date or by reason of the transactions contemplated by this Agreement.
     For the purposes of the foregoing, Seller shall treat any employee who accepts employment with Buyer after the Closing ("TRANSFERRED EMPLOYEES") and such employee's beneficiaries and dependents, as of the Closing Date as having incurred a "qualifying event" (within the meaning of ERISA Section 603 and Code
     Section 4980B(f)(3)) as of the Closing Date.

          6.4.2     PROFIT SHARING PLAN.  Seller shall
     maintain sponsorship of the Custom Coating & Laminating Corporation Profit Sharing Plan (the "Profit Sharing Plan") for the purpose of terminating the Profit Sharing Plan and distributing its assets to its participants. Buyer shall cause its tax-qualified defined contribution plan to accept direct transfers (of the type referred to in Code Section 401(a)(31)) from the Profit Sharing Plan if such direct transfers satisfy the following requirements: (i) the participant in the Profit Sharing Plan receives an "eligible rollover distribution" (as defined in Code Section 402(f)(2)(A)) from the Profit Sharing Plan within twelve months of the Closing Date; (ii) the participant is an active employee of Buyer at the time the direct transfer would take place; and (iii) the participant elects that the eligible rollover distribution be directly transferred to Buyer's plan.

     6.5 SALES AND USE TAX. Buyer and Seller shall cooperate in preparing and filing tax returns relating to all sales, excise, real estate, use, transfer or license tax due with regard to the transactions contemplated by this Agreement. Buyer and Seller shall each be responsible for and pay for one-half (1/2) of all of such taxes resulting from the purchase, sale or transfer of the Assets and the Assumed Liabilities hereunder.

     6.6  PRESERVATION OF CONFIDENTIALITY.   For a period of
five (5) years from the date of this Agreement, Seller agrees to treat all Confidential Information (as defined below) of Seller or the Business, as confidential, to preserve the confidentiality thereof and to not disclose any Confidential Information, except disclosures made to customers and vendors in the ordinary course of the Business through the Closing Date and disclosure to its representatives who need to know such confidential information in connection with the transactions contemplated herein at any time before or after the Closing. Seller shall use all reasonable efforts to cause its customers, vendors and representatives to treat all Confidential Information as confidential in accordance with this Section 6.6, to preserve the confidentiality thereof and to not disclose any Confidential Information at any time before or after the Closing. As used in this Agreement, "CONFIDENTIAL INFORMATION" means any and all technical, manufacturing or marketing information, ideas, methods, developments, inventions, improvements, business plans, trade secrets, scientific or statistical data, diagrams, drawings, specifications or other proprietary information relating thereto normally treated as confidential and proprietary by Seller in the ordinary course of the Business consistent with past practice, together with all analyses, compilations, studies or other documents, records or data prepared by Seller or Buyer or their respective representatives, as the case may be, which contain or otherwise reflect or are generated from such information, or which are generated in connection with the transactions contemplated herein at any time before or after the Closing.

     6.7  REMOVAL OF UNDERGROUND STORAGE TANKS.

          (a) Immediately following the Closing (unless otherwise requested in writing by Buyer), Seller shall close, remove and dispose of all existing underground storage tanks located upon the Real Property (the "TANKS") and appropriately characterize and remediate, in accordance with applicable law and until Buyer obtains written assurances from local regulatory authorities or from a Massachusetts Licensed Site Professional that no further action is required, any contamination caused by the use or operation of such Tanks prior to the Closing Date. Seller shall be responsible to execute all hazardous waste manifests required in connection with such disposal, including any such manifests relating to such Tanks and any soil required to be disposed of in accordance with applicable law. Seller shall also be obligated to fill and compact to 90% compaction, with clean fill, the excavation caused by the removal of the Tanks and the excavation of soil and to restore the existing ground cover (all of the obligations listed in this Section 6.7(a) shall be collectively referred to as "SELLER'S OBLIGATIONS"). Seller shall procure all Permits necessary to enable Seller's Obligations to be performed (provided, that the Permits which Seller shall be responsible to procure shall include only those necessary for the excavation, removal and disposal of the Tanks and the excavated soil, and Seller shall not be obligated to procure any other Permit, including any Permit required for the installation or operation of any replacement tanks or other storage equipment or system) and contract with one or more responsible contractors which are reasonably acceptable to Buyer to fulfill Seller's Obligations, and Seller (or Buyer on behalf of Seller) shall execute all contracts and agreements with such contractors and pay all fees and expenses relating to the fulfillment of Seller's Obligations. Buyer shall at its own expense (i) provide Seller and its subcontractors and representatives with access to the Real Property and (ii) provide all such other cooperation as may be reasonably necessary to enable Seller to perform Seller's Obligations hereunder.

          In the event Seller fails to commence the removal of the Tanks by March 31, 1995, or fails thereafter to diligently carry out its performance of Seller's
Obligations, and such failure shall not be cured within ten
(10) days of receipt by Seller of written notice from Buyer thereof, then Buyer shall have the right to take such actions as are reasonably necessary in order to effect
Seller's Obligations and Seller shall reimburse Buyer for any and all costs or expenses reasonably incurred by Buyer in connection with the fulfillment of Seller's Obligations.

          (b) In the event that (i) there shall occur, after the Closing Date, a release of Hazardous Substances, of a quantity which would require reporting under applicable Environmental Laws, from or in the immediate vicinity of any of the Tanks (other than a release caused by Seller or its subcontractors or representatives), or (ii) Seller shall be ready, willing and able to carry out Seller's Obligations, but the commencement of the removal of the Tanks shall be delayed beyond March 31, 1995, and such delay is caused by the inability of Seller to obtain any necessary Permit, or is caused by or is at the written request of Buyer, then in such event, except for Seller's obligation to indemnify Buyer with respect to any Losses as set forth in Article 9 hereof, Seller shall be released from any further obligation pursuant to Section 6.7(a) above, and thereafter Seller's Obligations shall consist solely of the following: (A) Seller shall promptly reimburse Buyer for Buyer's actual costs incurred for (1) the excavation, removal and disposition by a contractor or contractors approved by Seller (which approval shall not unreasonably be withheld), in accordance with the requirements of applicable law of the Tanks and any contaminated soil, (2) procuring all Permits necessary to enable such excavation, removal and disposition of the Tanks and any contaminated soil, (3) the filling and compaction to 90% compaction of the resulting excavation and
(4) the restoration of the existing ground cover to the extent disturbance thereof was necessary in connection with such removal; provided, that, exclusive of any obligations of Seller to indemnify Buyer with respect to any Losses as set forth in Article 9 hereof, the liability of Seller pursuant to this Subsection 6.7(b) shall in no event exceed $30,000, less the aggregate amount of any costs actually incurred by Seller prior to March 31, 1995 pursuant to
Section 6.7(a) above; and (B) Seller shall execute all hazardous waste manifests required in connection with the disposal of the Tanks; provided, however, that Buyer shall execute all hazardous waste manifests required in connection with the disposal of any contaminated soil required to be disposed of in accordance with applicable law.

          As a condition precedent to the obligations of Seller pursuant to subsection 6.7(b) above, Buyer shall cause to be performed by Groundwater Technology, Inc. ("GTI") or another qualified environmental consultant approved by Seller (which approval shall not unreasonably be withheld), sampling of the groundwater from the four existing monitoring wells in the vicinity of the Tanks, which were sampled by GTI on or about January 16, 1995 and tank tightness tests of the Tanks (collectively, the "TANK TESTS"). The Tank Tests shall be performed on or within fifteen (15) business days of March 31, 1995, and repeated immediately prior to the commencement by Buyer of the removal of the Tanks (unless such removal shall commence within thirty (30) days of the date of the first such Tank
Test). Buyer shall provide promptly to Seller a copy of any report rendered by the consultant of any such Tank Test.
One half of the costs and expenses incurred by Buyer in connection with such Tank Tests shall be reimbursed by Seller to Buyer as set forth immediately below.

          Amounts required to be reimbursed by Seller hereunder shall be paid within ten (10) business days of receipt by Seller of written notice from Buyer thereof, accompanied by copies of invoices or other evidence reasonably satisfactory to Seller of the actual amount of the costs to be reimbursed.

          (c) Notwithstanding any provision contained in this Agreement to the contrary, this Section 6.7 shall survive the Closing and shall not be subject to the $100,000 threshold set forth in Section 9.4 hereof.

                          ARTICLE 7
                   CONDITIONS OF PURCHASE

     7.1 GENERAL CONDITIONS. The obligations of the parties to effect the Closing shall be subject to the following conditions:

          (a) No Orders; Legal Proceedings. No law or order shall have been enacted, entered, issued, promulgated or enforced by any governmental entity, nor shall any action have been instituted and remain pending or have been threatened and remain so at what would otherwise be the Closing Date, which prohibits or restricts or would (if successful) prohibit or restrict the transactions contemplated herein.

          (b) Approvals. Any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of
1976, as amended, and the related regulations and published interpretations thereunder (the "HSR ACT") shall have expired or been terminated and all Permits and approvals, authorizations, consents or waivers required to be obtained from any governmental entity or any third party in order to consummate the transactions contemplated herein shall have been received or obtained on or prior to the Closing Date.

     7.2 CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to effect the Closing are subject, at the option of Buyer, to the satisfaction or written waiver of each of the following conditions:

          (a) Representations and Warranties and Covenants of Seller. The representations and warranties of Seller herein contained shall be true at the Closing Date in all material respects with the same effect as though made at such time. Seller shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

          (b) No Material Adverse Change. There shall not have been any material adverse change in or affecting
Seller, the Business or the Assets subsequent to the date of the Balance Sheet.

          (c) Opinion of Counsel. Buyer shall receive at the Closing from Foley, Hoag & Eliot, counsel to Seller, an opinion dated the Closing Date, substantially in the form of Exhibit E attached hereto.

          (d)  Instruments of Conveyance and Transfer.
Seller shall have delivered to Buyer a duly executed copy of the Bill of Sale and the Assignment and Assumption Agreement relating to the sale of the Assets (other than the Real Property) and assignment and assumption of the Assumed Liabilities. With respect to the Real Property, Seller and the Trust shall deliver or cause to be delivered to the Buyer or the Title Company, as the case may be, an executed Deed, in recordable form, for the Real Property, a Title Policy as set forth in Section 6.1 hereof, and such other documents as may be reasonably requested by Buyer in order to carry out the transactions contemplated herein.

          (e) Title Policy Premium. Seller shall have paid in full the applicable premium and related costs for the Title Policy.

          (f) Consents. All consents or approvals of third parties and governmental authorities necessary for the execution and delivery of this Agreement and the consumma-tion of the transactions contemplated herein, including without limitation the assignment of the Assigned Contracts, shall have been obtained.

          (g) Non-Foreign Corporation Affidavit. A duly executed copy of the non-foreign corporation affidavit attached hereto as Exhibit G shall have been delivered to Buyer.

          (h)  Plourde Non-Competition and Consulting
Agreement.  A duly executed Non-Competition and Consulting
Agreement by and between Roger P. Plourde and Buyer, substantially in the form of Exhibit H attached hereto shall have been delivered to Buyer.

          (i)  Waddill Employment Agreement.  A duly
executed Employment Agreement by and between Michele Waddill and Buyer, substantially in the form of Exhibit I attached hereto shall have been delivered to Buyer.

     7.3 CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller to effect the Closing are subject, at the option of Seller, to the satisfaction or written waiver of each of the following conditions:

          (a) Representations and Warranties and Covenants of Buyer. The representations and warranties of Buyer herein contained shall be true at the Closing Date in all material respects with the same effect as though made at such time. Buyer shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

          (b)  Plourde Non-Competition and Consulting
Agreement.  A duly executed Non-Competition and Consulting
Agreement by and between Roger P. Plourde and Buyer, substantially in the form of Exhibit H attached hereto shall have been delivered to Seller.

          (c)  Waddill Employment Agreement.  A duly
executed Employment Agreement by and between Michele Waddill and Buyer, substantially in the form of Exhibit I attached hereto shall have been delivered to Seller.

          (d) Resale Certificate. A Sales and Use Tax Resale Certificate from The Commonwealth of Massachusetts satisfactory to Seller to exempt the transactions contemplated herein from the Massachusetts Sales and Use Tax shall have been delivered to Seller.
          (e) Opinion of Counsel. Seller shall receive at the Closing from Donald D. Bradley, Esq., General Counsel of Buyer, an opinion dated the Closing Date, substantially in the form of Exhibit F attached hereto.

                          ARTICLE 8
                         [RESERVED]

                          ARTICLE 9
                       INDEMNIFICATION

     9.1 OBLIGATIONS OF SELLER. Seller agrees to indemnify and hold harmless Buyer and its directors, officers, employees, affiliates, agents and assigns from and against any and all loss, claim, action, cost, damage, assessment, disbursement, expense (including, without limitation, interest, penalties and reasonable attorneys' fees), liability, deficiency, diminution in value, obligation, penalty, judgment or settlement of any kind or nature (collectively, "LOSSES"), directly or indirectly, as a result of, or based upon or arising from:

          (a) any breach of any representation, warranty or covenant of Seller made in this Agreement except for any covenant set forth in Section 6.7 hereof; or

          (b) any and all Excluded Liabilities including, but not limited to, the following:

               (I) any and all Product Liability Claims (as defined below) asserted against Buyer with respect to products manufactured by Seller on or prior to the Closing Date. "PRODUCT LIABILITY CLAIMS" as used herein shall mean any claim, action, lawsuit or proceeding in which damages are sought for bodily injury or death to any person, or for injury to or destruction of property (other than injury to or destruction of the product itself or any parts or components thereof), allegedly arising out of or resulting from any defect in design or manufacture of, or any breach of express or implied warranties or representations made with respect to, any product (or any parts or components thereof) manufactured by Seller on or before the Closing Date, or in the case of products actually shipped by Seller on or prior to the Closing Date, to any alleged failure to provide adequate warning or instruction on the use of the products;

               (II) any and all Product Warranty and Return Claims (as defined below) asserted against Buyer with respect to products manufactured by Seller on or prior to the Closing Date. "PRODUCT WARRANTY AND RETURN CLAIMS" as used herein shall mean any claim, action, lawsuit or proceeding in which repaired or replacement products, refunds, or Losses resulting from such products (which are not otherwise included in the Product Liability Claims as set forth above), are sought for any products which are returned pursuant to any previous return policy or related agreement of Seller or which are alleged to be defective, substandard, faulty, inferior or inoperative, or for any injury to or destruction of the product itself or any parts or components thereof, or for any breach of express or implied warranties or representations made with respect to, any product (or any parts or components thereof) manufactured, shipped, sold, installed, delivered, serviced or repaired in connection with the Business; provided, however, that Seller shall indemnify Buyer for any such Product Warranty and Return Claims only to the extent the amount of such Claims or potential Claims was not reflected in the Closing Date Balance Sheet, and taken into account in the calculation of the Net Book Value;

               (III)  the alleged or actual violation of any
law, rule or regulation, prior to the Closing, by Seller or the Trust including, without limitation, any Environmental
Law;

               (IV)  the generation, use, transportation,
treatment, storage, release or disposal, before the Closing, of Hazardous Substances at the Real Property or any property or facility of Seller;

               (V)  the presence of Hazardous Substances at
the Real Property or at any property or facility of Seller which was present at the Real Property or such property or facility at any time on or prior to the Closing;

               (VI)  actions taken by Buyer to bring into
compliance with Environmental Laws as in effect at the Closing Date any violation or noncompliance existing as of the Closing, including, without limitation, bringing the operation of the Business into compliance with RCRA and similar state laws as in effect at the Closing Date and all permits issued thereunder, and from Losses arising from the operation of the Business subsequent to the Closing and prior to the correction of such items of noncompliance as a result of such violation or noncompliance; provided, however, that this Subsection 9.1(b)(vi) shall apply only to such actions taken by Buyer as are necessitated by the failure of Seller, within fourteen (14) days after receipt from Buyer of written notice pursuant to Section 9.3 below of such violation or noncompliance, to acknowledge in writing its obligation to provide indemnification in respect thereof and promptly thereafter to commence and diligently prosecute action reasonably calculated to correct or remedy such violation or non-compliance. Notwithstanding anything to the contrary in the foregoing subsections 9.1(b)(iii),
(iv) (v) or (vi), Buyer shall not be indemnified in respect of any Losses referred to in such subsections only to the extent that such Losses are caused by, or are aggravated or exacerbated by, acts or omissions of Buyer or its directors, officers, employees, affiliates, consultants, subcontractors, agents or assigns relating to the generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substances after the Closing;

               (VII)  the failure of Seller to comply with
its payment obligations set forth in Section 6.7 hereof; or

               (VIII)  all claims, liabilities, or
obligations, known or unknown (other than accrued payroll, benefits and related taxes to the extent of the amount thereof reflected on the Closing Date Balance Sheet), arising out of the employment relationship existing prior to the Closing between Seller and any and all current or former employees of Seller, including but not limited to (i) work-related accidents or injuries, age and sex discrimination, sexual harassment, violation of employment or safety laws and wrongful discharge, where the act, omission, event, or occurrence giving rise to the claim, obligation, or liability shall have taken place prior to the Closing Date, and (ii) medical or health care claims, obligations and liabilities, under any plan, policy or program of Seller or applicable law; or

          (c) all Losses resulting from the assertion of claims made against the Assets sold hereunder or against Buyer by creditors of Seller under any applicable bulk transfer law, including, but not limited to, the bulk transfer provisions of the Uniform Commercial Code of any state, or any similar statute, with respect to the transactions contemplated hereby; provided, that this Subsection shall in no event apply to Losses resulting from the assertion of claims included in the Assumed Liabilities.

     9.2 OBLIGATIONS OF BUYER. Buyer agrees to indemnify and hold harmless Seller and its directors, officers, employees, affiliates, agents and assigns from and against any and all Losses, directly or indirectly, as a result of, or based upon or arising from (i) the Assumed Liabilities,
(ii) any breach of any representation, warranty or covenant of Buyer made in this Agreement or (iii) the ownership or operation of the Business or the Assets after the Closing.

     9.3  PROCEDURE.

          (A)  In the event that Buyer or Seller (the
"Indemnified Party") shall seek indemnification hereunder, it shall give to the party obligated to provide indemnification to such Indemnified Party (the "Indemnitor") written notice (a "Claim Notice") describing in reasonable detail the facts giving rise to any claim for indemnification hereunder including the basis of such claim in general terms (including a specific reference to the provision of the Purchase Agreement under which such claim arises), the date such Claim Notice is being sent, and (if then known) the amount or the method of computation of the amount of such claim and (if not then known) the Indemnified Party's reasonable estimate of the anticipated maximum amount of such claim together with the basis of such estimate; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third person as to which indemnification will be sought shall be given promptly after the action or suit is commenced. Neither the failure of the Indemnified Party to give notice hereunder, or defects or errors in any notice given, shall relieve the Indemnitor of any indemnity obligation pursuant to this Agreement. However, to the extent that such failure, defect or error actually prejudices the rights of the Indemnitor, the Indemnified Party's rights hereunder may be limited to the extent of such actual prejudice.

          (B) After the giving of a Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled shall be determined:
(i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree.

          (C)  The Indemnitor shall have the right to
conduct and control, through counsel of its choosing reasonably acceptable to the Indemnified Party, the defense, compromise or settlement of any third person claim, action or suit against such Indemnified Party as to which indemnification is sought by any Indemnified Party from any Indemnitor hereunder, provided that the Indemnitor (i) has acknowledged and agreed in writing, within 14 days after the giving of a Claim Notice or such shorter period as may be required to avoid any prejudice to the right of the Indemnified Party, that, if the same is adversely determined, the Indemnitor has an obligation to provide indemnification to the Indemnified Party in respect thereof and (ii) diligently and timely defends against such claim, action or suit. In any such case the Indemnified Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided, that the Indemnitor shall not, without the written consent of the Indemnified Party (which consent shall not be withheld unreasonably) compromise or settle any such claim, action or suit. The Indemnified Party shall have the right to employ separate counsel in any claim, action or suit and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the Indemnitor has agreed in writing to pay such fees and expenses, (ii) the Indemnitor has failed to assume the defense and employ counsel, or (iii) the named parties to any such claim, action or suit (including any impleaded parties) include both the Indemnitor and the Indemnified Party and the Indemnified Party shall have been advised by its counsel that representation of the Indemnitor and the Indemnified Party by the same counsel would be inappropriate under applicable standards of professional conduct (whether or not such representation by the same counsel has been proposed) due to actual or potential differing interests between them (in which case the Indemnitor shall not have the right to assume the defense of such claim, action or suit on behalf of the Indemnified Party).

          (D) All payments made pursuant to this Section 9 shall constitute an adjustment to the Purchase Price.

     9.4 LIMITATION ON CERTAIN CLAIMS. Buyer and its directors, officers, employees, affiliates, agents and assigns shall not be entitled to recover from Seller for any breach or alleged breach by Seller of any representation or warranty set forth in Section 3 above, or pursuant to
Section 9.1(a) hereof for any Losses (a) unless and until the aggregate of all such Losses or claims recoverable by the claiming party exceeds One Hundred Thousand Dollars ($100,000), and only to the extent such Losses or claims exceed such $100,000 and additionally, (b) in the case of Losses or claims arising out of a breach or alleged breach of Section 3.9 above, only to the extent that the Buyer, notwithstanding its diligent efforts, has been unable to secure reimbursement therefor pursuant to the Title Policy. Any Losses which arise pursuant to Sections 9.1(b) or (c) shall not be subject to the $100,000 minimum set forth in this Section 9.4.

     9.5 PAYMENT. Subject to Section 9.4 hereof, if any matter as to which Buyer may be able to assert a claim hereunder has been finally determined in accordance with this Agreement and the procedures set forth in the Escrow
Agreement, Buyer shall have the right, in addition to any other rights and remedies (whether under this Agreement or otherwise), to be paid first from the Escrow Funds for the amount of such claim up to the amount of the Escrow Funds available, with any remaining liability in excess of such available Escrow Funds to be paid by Seller to Buyer within ten (10) days of such final determination by wire transfer of immediately available funds to an account designated by Seller.

     9.6 TERM. This Article 9 shall survive the Closing and shall remain in effect as follows: (i) as to any indemnification obligation arising pursuant to Section 9.1(a), this Article 9 shall survive the Closing and shall remain in effect for a period of three (3) years after the Closing or such lesser period as may be provided in Section
10.13 in respect of the particular representation or warranty alleged to have been breached and (ii) as to any indemnification obligation arising pursuant to Sections 9.1(b) or (c), this Article 9 shall remain in effect indefinitely; provided, however, that as to any matter for which a claim has been asserted in accordance with the provisions of the Escrow Agreement that is pending or unresolved at the end of any limitation period set forth in this Section 9.6, this Article 9 shall remain in effect until such matter is finally terminated or otherwise resolved by the parties and settled under this Agreement or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.


                         ARTICLE 10
                           GENERAL

     10.1 AMENDMENTS; WAIVERS. This Agreement and any schedule or exhibit attached hereto may be amended only by an agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

     10.2 SCHEDULES; EXHIBITS; INTEGRATION. Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement. This Agreement, together with such schedules and exhibits, constitute the entire agreement among the parties pertaining to the subject matter hereof and thereof and supersede all prior agreements and understandings of the parties in connection therewith.

     10.3 BEST EFFORTS; FURTHER ASSURANCES. Each party will use its best efforts to cause all conditions to its and the other parties' obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms. Each party shall execute and deliver such further certificates, agreements and other documents and take such other actions as may be necessary or appropriate to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

     10.4 GOVERNING LAW. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of California, excluding any laws which require the application of another jurisdiction's laws.

     10.5 NO ASSIGNMENT. Neither this Agreement nor any rights or obligations under it are assignable without the prior written consent of the other party.

     10.6 HEADINGS. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

     10.7 COUNTERPARTS. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

     10.8 PUBLICITY AND REPORTS. Seller and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement and no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without obtaining the prior consent of the other party except to the extent that a particular action is required by applicable law. Seller shall obtain the prior written consent of Buyer in the case of any form and the contents of any application or report made to any governmental entity or which relates to this Agreement, which consent shall not be unreasonably withheld.

     10.9 REMEDIES CUMULATIVE. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
In addition, Article 9 shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of this Agreement or with respect to any misrepresentation.


     10.10 PARTIES IN INTEREST. This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to any party to this Agreement.

     10.11 NOTICES. Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by telex, telefax or telecommunications mechanism, (c) sent by reputable overnight courier or (d) mailed by certified or registered mail, postage prepaid, receipt requested as follows:

          IF TO BUYER, ADDRESSED TO:

          Furon Company
          29982 Ivy Glenn Drive
          Laguna Niguel, California  92677
          Attention: Chairman of the Board and General
          Counsel

          IF TO SELLER, ADDRESSED TO:

          Custom Coating & Laminating Corporation
          c/o Roger P. Plourde
          10 Mount View Drive
          Paxton, MA  01612

          WITH COPIES TO:

          Michele Waddill
          208 Iowa Street
          Worcester, MA  02655

          AND TO:

          Foley, Hoag & Eliot
          One Post Office Square
          Boston, Massachusetts  02109
          Attention: Robert W. Sweet, Jr., Esq.

or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be ef-fective: (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section 10.11 and an appropriate answer back is received, (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually received at such address.

     10.12 EXPENSES AND ATTORNEYS FEES. Seller and Buyer shall each pay their own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated herein, including but not limited to the fees, expenses and disbursements of their respective accountants and counsel. In the event of any action for the breach of this Agreement or misrepresentation by any party, the prevailing party shall be entitled to reasonable attorney's fees, costs and expenses incurred in such action.

     10.13 SURVIVAL. All representations and warranties of the parties contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing Date for 18 months after the Closing Date; provided, however, the representations and warranties set forth in Sections 3.1, 3.2, 3.3 and 3.4 shall survive for five (5) years after the Closing Date, and the representations and warranties set forth in Section 3.7 shall survive until ninety (90) days after the expiration of the applicable statutes of limitations.

     10.14 SPECIFIC PERFORMANCE. Seller and Buyer each acknowledge that, in view of the uniqueness of the Business and the transactions contemplated by this Agreement, each party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the other party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

                              BUYER:

                              FURON COMPANY,
                              A CALIFORNIA CORPORATION


                              By:__________________________
                                 Name:_____________________
                                 Title:____________________



                              SELLER

                              CUSTOM COATING & LAMINATING
                              CORPORATION, A MASSACHUSETTS
                              CORPORATION


                              By:___________________________
                                 Name:______________________
                                 Title:_____________________

                         SCHEDULE A

                      EARN-OUT PAYMENTS


          Definitions:

"CC&L PRODUCTS" as used herein shall be defined as the following:

          (i) all products currently being sold by Seller, as they may be modified, enhanced or improved after the Closing Date, and whether manufactured at the Real Property or elsewhere;

          (ii)  all products coated by Buyer at the Real
Property;

          (iii) all products listed in Section 1.1.6 of the Disclosure Schedule as products currently being developed by Seller;

          (iv) all products sold by Buyer that are made with any of the Intellectual Property that is disclosed in
Section 1.1.6 of the Disclosure Schedule or that as of the date of the Agreement (a) is not generally available to the public, (b) is not within Buyer's possession other than as a result of its disclosure by Seller or its representatives and (c) has not been independently developed by Buyer; or

          (v) any other products sold by or on behalf of Buyer that are not coated at the Real Property but are slit, repackaged, die cut or otherwise converted or fabricated at the Real Property; provided, however, that the amount to be recognized as the Net Sales for such converted or fabricated products for purposes of an Earn-Out Payment shall be limited to the following percentage of the total actual Net Sales therefor: (a) 5% for polyester or fiberglass-based products; (b) 10% for polyamide-based products and products made with any of the PTFE family of resins and (c) for all other products, a percentage to be mutually agreed upon in good faith by Buyer and Roger Plourde on a case-by-case basis.

"NET SALES" as used herein shall be defined as the gross sales of all CC&L Products, less any sales returns and allowances, cash discounts and freight-out expenses, as each of such terms is determined in accordance with generally accepted accounting principles.



          Full Earn-Out Payment: At the end of the 1996, 1997 and 1998 fiscal years of Buyer in which the Net Sales of all CC&L Products meets or exceeds the respective Target Sales Amount (as set forth in the table below), Buyer shall pay to Seller an Earn-Out Payment equal to (i) $1,000,000 for the first of any of the three years in which such Target Sales Amount is met or exceeded, and (ii) $1,500,000 for each subsequent year after the $1,000,000 payment (or any partial amount thereof as set forth below) is paid to Seller, up to an aggregate possible payout of $4,000,000.

          Partial Earn-Out Payment: If the Target Sales Amount is not met in any of the three (3) fiscal years, a partial amount shall be paid as follows: In any year in which the Net Sales of CC&L Products exceeds the prior year's Target Sales Amount, but does not meet the current year's Target Sales Amount, a partial Earn-Out Payment shall be paid to Seller. Such partial Earn-Out Payment shall be equal to the amount of the Earn-Out Payment which would have been paid to Seller had the Target Sales Amount for that current year been met multiplied by a fraction, the numerator of which is the difference between the actual Net Sales for that current fiscal year and the Target Sales Amount for the prior fiscal year, and the denominator of which is the difference between the Target Sales Amount of the current fiscal year and the Target Sales Amount of the prior fiscal year.




                    Target Sales Amounts


                            Target           Increase over
     Fiscal Year         Sales Amount         Prior Year


        1995             $23,000,000           _________
        1996             $24,000,000          $1,000,000
        1997             $27,000,000          $3,000,000
        1998             $30,000,000          $3,000,000

                          Examples

          The following examples of possible Earn-Out
Payment amounts are provided for illustrative purposes only.
The numbers were chosen solely to facilitate explanation of the calculations and do not reflect projections or expectations of the Net Sales of CC&L Products.


              Fiscal     Target Sales      Actual Net      Earn-Out
               Year         Amount           Sales         Payment

Example 1      1995      23,000,000           ----           ----
               1996      24,000,000        25,500,000       1,000,000
               1997      27,000,000        23,000,000           0
               1998      30,000,000        32,000,000       1,500,000

Example 2      1995      23,000,000           ----           ----
               1996      24,000,000        25,000,000       1,000,000
               1997      27,000,000        30,000,000       1,500,000
               1998      30,000,000        35,000,000       1,500,000

Example 3      1995      23,000,000           ----           ----
               1996      24,000,000        22,000,000           0
               1997      27,000,000        25,000,000         333,333*
               1998      30,000,000        29,000,000       1,000,000**

               1995      23,000,000           ----           ----
               1996      24,000,000        23,500,000         500,000***
               1997      27,000,000        27,500,000       1,500,000
               1998      30,000,000        32,000,000       1,500,000





- ----------------
*   1,000,000  X  25,000,000 - 24,000,000 = 333,333
                 ------------------------
                  27,000,000 - 24,000,000

**  1,500,000  X  29,000,000 - 27,000,000 = 1,000,000
                 ------------------------
                  30,000,000 - 27,000,000

*** 1,000,000  X  23,500,000 - 23,000,000 = 500,000
                 ------------------------
                  24,000,000 - 23,000,000